                                                                   Exhibit 10.20


                              [VITRIA LETTERHEAD]


October 29, 2003

Mr. Gregory E. Anderson
Vitria Technologies, Inc.
945 Stewart Street
Sunnyvale, CA 94085

Dear Greg:

We are delighted to offer you the position of Senior Vice President of Professional Services at Vitria Technology, Inc. (the "Company", "Vitria") reporting to myself. Your anticipated start date is Monday, November 3, 2003.

Your annual base salary will be $275,000, payable on the 15th and 30th/31st of each month. In addition, you will be eligible for an (annualized) target bonus at 100% of plan of $175,000. The target bonus will be paid quarterly (quarterly target of $43,750) based upon agreed targets and measures established by myself.

Annual Base Salary:                           275,000
Annualized Bonus Target:                      175,000

Bonus Target consists of three components: Revenue 70%, Margin 20%, MBO 10%

EXAMPLE AT 100% OF QUARTERLY BONUS TARGET (43,750):
---------------------------------------------------

Revenue                       Margin              MBO
70%                              20%              10%
30,625                         8,750            4,375

50% of your Q4 and Q1 target bonus will be guaranteed, and 50% of your Q4 and Q1 target bonus will be based upon agreed targets and measures established by myself. You will receive a sign-on bonus of $125,000 less statutory withholdings provided you start on or before November 3, 2003. You agree that this amount will be repaid to Vitria in full, if you resign without good reason or are terminated for cause within the first 12 months of your employment with Vitria. The sign-on bonus will be paid on the November 30th, 2003 payroll.

In 12 months, we will discuss with you the possibilities of you relocating to the Bay Area.

Vitria will recommend to the Compensation Committee of the Board of Directors that you be granted under its Equity Incentive Plan, an option to purchase 200,000 shares of Common Stock (the "Option"), at an exercise price equal to the fair market value established by the Compensation Committee on the date of grant which shall be as soon as reasonably practicable following your start date. Such Option shares shall vest 25% after twelve months of continuous service with the remaining amount vesting, in equal installments at the end of each calendar month, over the following thirty-six months.

As a Vitria employee, you will be expected to abide by Vitria's policies and procedures, and sign and comply with the Proprietary Information and Inventions Agreement. Your employment at Vitria Technology is at will, that is, not for a specified term. This means that either you or Vitria may terminate your employment at any time for any reason, with or without cause or advance notice.

All new employees must pass an employment verification procedure before they are permitted to work. This procedure has been established by Vitria and requires every individual to provide satisfactory evidence of his/her identity and legal authority to work in the United States within twenty-four (24) hours of his/her start date. Upon acceptance of this offer, we will forward you an Employment Eligibility Verification Form indicating the types of acceptable documentation. Please bring the appropriate document(s) with you on your first day of work.

This letter and the Proprietary Information and Inventions Agreement constitute the entire and final agreement between you and Vitria regarding your employment and supersede any other agreements, representations or promises. You understand that this agreement cannot be changed or amended except in writing signed by you and by an authorized company representative.

We are looking forward to having you come join the team. Please sign below to indicate your acceptance of this offer.

Sincerely yours,


/s/ Gary S. Velasquez

Gary S. Velasquez
Chief Executive Officer



I have read, understood, and fully accept the above terms.



/s/ Gregory E. Anderson                                    10/30/03
--------------------------------------                     ---------------------
Gregory E. Anderson                                        Date